Exhibit 99.1

Rigel Announces Offering of 5,000,000 Shares of Common Stock

SOUTH SAN FRANCISCO, Calif. — April 30, 2007 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced that it will initiate an offering of 5,000,000 shares of common stock under an existing shelf registration statement. It is currently anticipated that the underwriters will be granted an over-allotment option for an additional 750,000 shares.

Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. will be acting as joint book-runners of the offering, with Thomas Weisel Partners LLC acting as co-manager.

A preliminary prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission but remains subject to completion. These securities may not be sold, nor may offers to buy be accepted, prior to the time that the prospectus supplement and related prospectus are delivered in final form. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Copies of the preliminary prospectus supplement and related prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010-3629 (Telephone number 1-800-221-1037) and Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717.

About Rigel (www.rigel.com)

We are a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases, cancer and viral diseases. Our goal is to file one new investigative new drug application in a significant indication each year. We have achieved this goal each year beginning in 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Our productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have internal product development programs in inflammatory/autoimmune diseases, such as rheumatoid arthritis and thrombocytopenia, and cancer, as well as partnered product development programs relating to asthma and cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to complete a public offering and its strategy to further develop a portfolio of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “promising,” “expects,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of preclinical and clinical trials, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2006. Rigel does not undertake any obligation to update forward-looking statements.